EXHIBIT(k)(iv)

Prime Brokerage Account Agreement

Date October 9, 2012	Account Number(s)

Account Title
THE CUSHING RENAISSANCE FUND

This agreement (including all terms, schedules, annexes, supplements and exhibits attached hereto, this “Agreement”) is entered into between Customer specified on the signature page hereof (“Customer”) and Merrill Lynch Professional Clearing Corp. (“Prime Broker”), on behalf of itself and as agent for the BofAML Entities. This Agreement contains the terms and conditions upon which Prime Broker agrees to open and maintain one or more accounts (“Prime Broker Account”) for margin, execution, settlement and other products or services, and otherwise to transact business with Customer.

Prime Broker and/or other BofAML Entities may provide services under this Agreement which include effecting transactions on Customer’s behalf and extending credit to Customer. Each of the BofAML Entities is intended to be a beneficiary of Customer’s agreements, representations and covenants herein, as well as of Prime Broker’s rights under this Agreement. Except as otherwise specified, capitalized terms are defined in Section 17.

Section 1: Margin.

(A) All extensions of credit, debit balances, loans and Obligations are repayable immediately upon demand unless otherwise expressly agreed in writing. Customer agrees to, at all times, (i) maintain in, and immediately upon demand furnish for deposit to, any Account, or otherwise provide to the BofAML Entities in a commercially reasonable manner satisfactory to the BofAML Entities, such securities or other assets as the BofAML Entities may require in light of outstanding Obligations and (ii) comply with Prime Broker’s risk policies as notified by Prime Broker. Such margin requirements and risk policies shall be set from time-to-time by Prime Broker in its sole and absolute discretion, and such margin requirements may exceed any minimum margin requirements imposed by Applicable Law. The assets that Prime Broker will accept as collateral, credit support, or margin shall be as determined by Prime Broker from time to time in its sole and absolute discretion. The value of the assets that Prime Broker will accept as collateral, credit support, or margin shall be as determined in the Prime Broker’s commercially reasonable discretion. Except as otherwise provided in Section 1(B), nothing in this Agreement shall affect any right of Prime Broker or any other BofAML Entity to require margin or other Collateral in connection with any other Contract.

(B) Where Prime Broker makes a demand for margin or Collateral pursuant to this Agreement, the calculation of which takes into account a transaction which is subject to the terms of another Contract, the provisions of such other Contract governing the provision of collateral, credit support or margin (however defined, including, without limitation, (i) the amount of collateral, credit support or margin required to be furnished by Customer, (ii) the timing and delivery requirements of such collateral, credit support or margin (including without limitation any minimum transfer amounts), (iii) the type and value of the assets that are acceptable as collateral, credit support or margin, (iv) any rights of Customer to dispute the valuation of such collateral, credit support or margin and (v) any rights of Customer to demand the delivery or return of collateral, credit support or margin) shall be disapplied in their entirety in respect of such transaction and the transfer of collateral, credit support or margin, and the provisions of this Agreement shall control and supersede the terms of such other Contract; provided that, the provisions of this Section 1(B) shall not disapply the provisions of any Contract governing the initial purchase of securities under any repurchase transaction.

Section 2: Credit Protection.

(A) Grant. Customer pledges, charges by way of first fixed charge and grants to each BofAML Entity (in the case of any Collateral that is situated or is deemed to be situated in the United Kingdom, with full title guarantee) a security interest in and a continuing lien on, grants to each BofAML Entity a right of setoff against, and assigns to each BofAML Entity by way of security, all Collateral for the prompt and complete payment and performance when due of all Obligations, whether now existing or hereafter arising. Each BofAML Entity notifies each other BofAML Entity of its security interest in the Collateral and each BofAML Entity acknowledges such notice and consents to such security interest. The BofAML Entities’ security interest in the Collateral shall (i) remain in full force and effect until the payment and performance in full of all of Customer’s Obligations and the termination of this Agreement, (ii) be binding upon Customer, its successors and permitted assigns, and (iii) inure to the benefit of, and be enforceable by, each of the BofAML Entities and their successors, transferees and assigns. The security interest created under this Agreement shall be in addition and without prejudice to any other security interest, guarantee, indemnity, right or remedy of whatever nature which any BofAML Entity may now or at any time have in respect of any Obligation. The BofAML Entities and Customer each acknowledge and agree that each Account to which Collateral is credited and that is maintained by a securities intermediary is a securities account, and all property and assets held in or credited from time to time to any Account (other than any commodity contract) shall be treated as a financial asset for purposes of Article 8 of the NYUCC; provided that, any such account may also be a deposit account (within the meaning of Section 9-102(a)(29) of the NYUCC) or a commodity account (within the meaning of Section 9-102(a)(14) of the NYUCC).

(B) Priority. Subject to Section 2(E), the security interests of the BofAML Entities in any Collateral shall rank in such order of priority as the BofAML Entities may agree from time to time, provided that, in the event that Prime Broker is obliged by Applicable Law to maintain a first priority lien in Collateral held by Prime Broker, or where Prime Broker would suffer adverse regulatory capital, reserve or other similar costs (“Adverse Costs”) if it did not maintain a first priority lien in such Collateral, Prime Broker’s interest in the applicable Collateral shall have priority over that of the other BofAML Entities to the extent required to satisfy requirements of Applicable Law or avoid such Adverse Costs.

US PBA October 1, 2010 – ML Pro

(C) Control by BofAML Entities. Each BofAML Entity that holds Collateral holds such Collateral for itself and also as agent and bailee for all other BofAML Entities and each BofAML Entity which has control of Collateral has such control for its own benefit and for the benefit and on behalf of each other BofAML Entity. Each BofAML Entity shall, without Customer’s further consent, comply with any entitlement orders, instructions, or directions originated by another BofAML Entity with respect to the Collateral, including, without limitation (i) any entitlement orders with respect to any securities account constituting Collateral or to which any Collateral is credited or any Collateral credited to such an account, (ii) any instructions directing disposition of the funds in a deposit account constituting collateral or to which Collateral is credited, and (iii) any direction to apply any value distributed on account of any commodity contract constituting Collateral or any commodity account to which Collateral is credited, in each case subject to the consent of each other BofAML Entity.

(D) Release of Collateral. Notwithstanding anything to the contrary herein or in any other Contract, while any Obligations remain outstanding, no BofAML Entity shall be required to, or agree to, (a) comply with instructions from Customer to release Collateral to Customer or a third party unless (i) Customer is in compliance with all Obligations and Contracts, (ii) after such release, all Obligations and Contracts will be collateralized in an amount not less than the amount required by the BofAML Entities, and (iii) the BofAML Entities have given prior consent, or (b) pay any net sum due to Customer following the application of the close-out and netting or enforcement provisions under any Contract without the prior consent of the BofAML Entities.

(E) Transfer of Collateral between BofAML Entities. Each BofAML Entity is authorized, but is not obligated, to use, apply, credit or transfer any and all Collateral interchangeably between the BofAML Entities at any time, and without prior notice to Customer (including by transfer to the proprietary account of any BofAML Entity in connection with any master repurchase agreement between Customer and any BofAML Entity, in which case such assets shall be deemed additional margin or purchased securities, as the case may be, as defined in such master repurchase agreement). Under no circumstances shall any Collateral delivered, transferred or deemed delivered or transferred to a BofAML Entity in connection with a Contract be transferred or released if the BofAML Entities determine that such transfer or release would render any of them undersecured or undermargined with respect to any Obligations, or if an Event of Default has occurred, or if any such application, transfer or release would be contrary to Applicable Law.

(F) Power of Attorney. Customer shall take all steps reasonably requested by the BofAML Entities to establish and maintain the perfection and, as appropriate, first priority of the BofAML Entities’ security interest in the Collateral. Customer shall pay the fees for any filing, registration, recording or perfection of any security interest contemplated by this Agreement and pay any and all Taxes and levies imposed on the Collateral by any authority. In addition, Customer irrevocably and by way of security authorizes and appoints each of the BofAML Entities as its attorney-in-fact (with full power of substitution and delegation), on its behalf and in its name or otherwise, when and as the BofAML Entities think fit to do all acts (i) as may be required to be done under this Agreement, including to perfect the security interests in, and to provide for any BofAML Entity to have control of, or realize upon any rights of any BofAML Entity in, any or all of the Collateral, including actions required to execute, sign, seal and deliver any documents which may be required for such purposes and (ii) as may be required for the full exercise of the powers conferred hereby, including upon an Event of Default. Customer ratifies and confirms and agrees to ratify and confirm whatever any BofAML Entity shall do in the exercise or purported exercise of the power of attorney granted by this Section 2(F).

Section 3: Fees and Costs. Customer shall pay to Prime Broker, on demand, Prime Broker’s reasonable costs (including, without limitation, disbursements and tax costs specifically related to a transaction and any transfer costs in connection with termination of this Agreement), together with Prime Broker’s brokerage commissions, mark-ups, fees and interest charges (including for lending securities to Customer and otherwise financing securities or other positions or strategies) as charged by Prime Broker to Customer from time to time, and any third party fees which Prime Broker shall pass through to Customer (e.g., clearing broker fees), in each case in respect of the services contemplated by this Agreement. Fees with respect to short positions may be disclosed to Customer at the time a short position is established or may be imposed or increased from time to time in light of changing market conditions, and Customer agrees to pay such fees at Prime Broker’s then-prevailing rates. Customer acknowledges receipt of Prime Broker’s Truth-in-Lending disclosure statement. Customer authorizes the BofAML Entities to debit any Account to pay themselves or others for fees, commissions, markups and other charges, expenses and Obligations, with notification to the Customer promptly following any such debit.

Section 4: Taxes. All payments by Customer (including fees payable pursuant to Section 3) and all deliveries of Collateral or margin under any Contract shall be made, and the value of any Collateral shall be calculated, without withholding or deducting any Taxes. If any deduction or withholding of Taxes or other amount is required by law to be made from any sum or if any Tax is imposed directly on Prime Broker with respect to any sum (other than a Tax imposed on Prime Broker on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which Prime Broker is organized unless such Tax is imposed as a result of Prime Broker having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement) Customer shall pay in the same manner and at the same time such additional amounts as will result in receipt by the relevant BofAML Entities, free from any liability in respect of any such deduction or withholding or the imposition of tax, of such amount as would have been received by them had no such deduction, or withholding or imposition of tax been required to be made. Prime Broker is authorized to withhold Taxes and remit such Taxes to the relevant taxing authorities to the extent required by law, and shall not pay any additional amounts in respect of any withheld amounts.

Section 5: Representations, Warranties, Covenants and Agreements. Customer represents, warrants, covenants and agrees, as of the date hereof, and on each date on which an Obligation is in existence or a transaction or Contract is effected for any Account, that:

(A) Customer is duly organized and validly existing under the laws of its jurisdiction of organization and has the power and authority to own its assets and to conduct the business it conducts;

(B) Customer has the power and authority to execute, deliver, and perform its obligations under this Agreement and each Contract, and this Agreement and each Contract has been duly executed and delivered by Customer (and, if Customer is a partnership, by the general partner(s) on behalf or for the benefit of the partnership and each of its partners from time to time, present and future), and constitutes a valid and binding agreement of Customer, enforceable in accordance with its terms, subject to applicable bankruptcy and similar laws affecting creditors’ rights and general principles of equity. The execution, delivery and performance by Customer of this Agreement and each Contract and the fulfillment of the Obligations do not and will not result in a breach or violation of any Applicable Law, order, or award binding on Customer or its property, or Customer’s organizational documents, or any material contract or other instrument binding on or affecting Customer or any of its property;

-2-	US PBA October 1, 2010 – ML Pro

(C) No consent of, authorization or other action by, notice to, or filing with, any governmental authority, self-regulatory organization or any other person is required that has not already been obtained for (i) Customer to execute, deliver, and perform under this Agreement; or (ii) the exercise by any of the BofAML Entities of the rights or remedies provided for in this Agreement, including rights and remedies in respect of the Collateral;

(D) In entering into this Agreement, Customer is not relying upon any representation, warranty or other statement of Prime Broker whatsoever, other than express representations or warranties that Prime Broker has made in this Agreement. Customer (i) is knowledgeable and experienced regarding any transactions that it enters into pursuant to this Agreement or any other Contract, (ii) is capable of evaluating the terms of this Agreement and the Contracts, and the merits and risks of such transactions, and (iii) has obtained or will obtain any requisite independent advice in respect of such transactions. Customer has determined, based on its own independent review, that the Contracts and the transactions contemplated thereby are fit, proper and suitable for it and that it is capable of bearing any related economic risks;

(E) Customer or its Executing Broker, in the case of sales by Customer, and the seller or Customer’s Executing Broker, in the case of purchases by Customer, will be solely and exclusively responsible for delivery of prospectuses and related disclosure documents with respect to securities registered under the Securities Act. In either event, Customer agrees that Prime Broker shall not be obliged to deliver any prospectus or related disclosure document to any purchaser from Customer or to deliver or forward any prospectus or related disclosure document to Customer that Prime Broker may receive (via electronic means or otherwise) in any capacity;

(F) Customer is the lawful owner of all Collateral. All Collateral shall be free and clear of all liens, security interests, mortgages, claims, encumbrances and transfer restrictions, except such as are created under this Agreement and other liens and security interests in favor of BofAML Entities. Customer will not cause or allow any of the Collateral to be subject to any liens, security interests, mortgages or encumbrances of any nature other than those in favor of the BofAML Entities. No person (other than Customer or a BofAML Entity) has an interest in the Prime Broker Account, any Accounts, or any Collateral or other property held therein or credited thereto. Collateral consisting of securities shall be delivered in good deliverable form (or a BofAML Entity shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities;

(G) Unless Customer otherwise informs Prime Broker in writing, Customer is not an affiliate (as defined in Rule 144(a)(1) under the Securities Act) of the issuer of any Collateral, and no Collateral is subject to any legal or contractual restrictions on sale for the account of Customer;

(H) Customer’s financial statements or similar documents previously or hereafter provided to Prime Broker (i) fairly present (a) the financial condition of Customer as of the date of such financial statements and (b) the results of its operations for the period for which such financial statements are applicable, (ii) have been prepared in accordance with generally accepted accounting principles and with its organizational or constituent documents, and (iii) if audited, have been certified without reservation by a firm of independent public accountants. Since the date of its most recent audited financial statements, there has been no material adverse change in the business, financial condition or results of operations of Customer, except as disclosed in writing to Prime Broker;

(I) At all times Customer has been, is, and will be, in compliance with Applicable Law (except to the extent that such non-compliance is immaterial and could not reasonably be expected to result in a material adverse effect on (i) Customer’s ability to perform its obligations under any Contract or its business or financial condition or (ii) the validity of the Obligations), all orders and awards binding on Customer or its property, Customer’s internal documents and policies (including organizational documents), and all material contracts (including all Contracts) or other instruments binding on or affecting Customer or any of its property. Customer maintains adequate controls to be reasonably assured of such compliance. No legal or governmental proceedings or investigations are pending or threatened to which Customer or any Related Person is a party or to which any property of Customer or any Related Person is subject;

(J) The organizational identification number of Customer, and the name, jurisdiction of organization, type of organization, place of business (if it has only one place of business) or chief executive office (if it has more than one place of business) of each of (i) Customer, (ii) Customer’s general partner(s) or managing member(s) (as applicable), and (iii) Adviser, at the date of this Agreement and for the period of five years immediately preceding the date of this Agreement (or, if a shorter period, the period from its date of organization until the date of this Agreement), are, in each case, as set forth on the signature page hereof. If Customer is a partnership, (i) the partner(s) identified on the signature page of this Agreement is/are Customer’s only general partner(s), and (ii) Customer will notify Prime Broker in writing prior to any Change of Partner Event. In addition, Customer shall notify Prime Broker at least 20 days prior to any change in the name, type of organization, jurisdiction of organization, place of business (if it has, or after such change will have, only one place of business) or chief executive office (if it has, or after such change will have, more than one place of business) of Customer, any general partner or managing member of Customer, or any change in Customer’s organizational identification number; provided, however, with respect to any such changes in Texas, Customer shall notify Prime Broker promptly of any such changes;

(K) To the best of Customer’s knowledge after conducting reasonable due diligence, all of the sources of Customer’s funds, including those from its investors, are legitimate, and Customer will maintain records of such due diligence and make such records available to Prime Broker upon request;

(L) Neither Customer, any person controlling or controlled by Customer, any person having a beneficial interest in Customer, nor any person for whom Customer acts as agent or nominee in connection herewith is: (i) an individual or entity that is named as a Specially Designated National or Blocked Person by the OFAC, or an individual or entity that resides, is organized or chartered, or has a place of business, in a country or territory subject to OFAC’s various sanctions/embargo programs; (ii) a resident in, or organized or chartered under the laws of: (a) a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures and/or as being of primary money laundering concern, or (b) a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles by a multinational or inter-governmental group such as the Financial Action Task Force on Money Laundering of which the United States is a member; (iii) a financial institution that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures and/or as being of primary money laundering concern; (iv) a “senior foreign political figure,” or any “immediate family” member or “close

-3-	US PBA October 1, 2010 – ML Pro

associate” of a senior foreign political figure, in each case within the meaning of Section 5318(i) of Title 31 of the United States Code or regulations issued thereunder; or (v) a prohibited “foreign shell bank” as defined in Section 5318(j) of Title 31 of the United States Code or regulations issued thereunder, or a U.S. financial institution that has established, maintains, administers or manages an account in the U.S. for, or on behalf of, a prohibited “foreign shell bank”;

(M) Customer (i) does not presently engage in and will not hereafter engage in, and (ii) will not use the proceeds of any transaction in furtherance of, any Market-Timing Trading Activity. Customer will not use the proceeds of any transaction to invest knowingly, whether directly or indirectly, in Market-Timing Investment Entities. To the extent that Customer learns that it has invested in a Market-Timing Investment Entity, Customer shall immediately notify Prime Broker of such investment and shall make good faith efforts to divest itself of such investment as soon as reasonably practicable;

(N) Customer will be, at all times, in compliance with (i) Investment Company Act Rule 22c-1 in connection with the purchase, sale and exchange of all U.S. mutual funds, and (ii) all applicable analogous rules and regulations relating to the timing of purchases, sales and exchanges of non-U.S. mutual funds, non-U.S. unit trusts or analogous non-U.S. investment vehicles;

(O) Unless Customer otherwise informs Prime Broker in writing 10 Business Days in advance of placing any order for participation in an initial public offering (as contemplated by FINRA Rule 5130), Customer is not subject to any limitation whatsoever with respect to such participation. In connection with any such order, Customer will provide sufficient information to Prime Broker to establish, in Prime Broker’s judgment, that Customer may participate in such public offering through the order so placed; and

(P) (Please check the applicable box):

☐	Customer is subject to Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. Section 224) (“Reg X”);

☐	Customer is not a United States person or a foreign person controlled by or acting on behalf of or in conjunction with United States persons within the meaning of, and Customer is not subject to, Reg X.

Section 6: Custody; Consent to Rehypothecate.

(A) Custody. With respect to corporate events affecting the securities in the Prime Broker Account, Prime Broker (i) may take such nondiscretionary action as is necessary, and (ii) shall deal with discretionary rights (including rights to subscribe for securities and conversion rights), warrants and other similar securities only in accordance with Customer’s instructions if and as timely received by Prime Broker. Prime Broker may, but is not required to, sign any certificates of ownership or other certificates relating to the securities as required by the Internal Revenue Service or any other regulatory authority, whether governmental or otherwise, relating to income tax, any other tax levied or ownership. Prime Broker may pool Customer’s securities with those of one or more other customers of Prime Broker. Where corporate events affect some but not all of the securities held in a pooled account, Prime Broker shall allocate the securities so affected to particular customers as it considers fair and equitable (including, without limitation, pro rata allocation or an impartial lottery).

(B) Consent to Rehypothecate. Customer grants to the BofAML Entities the right, subject to Applicable Law, without further notice to Customer, to hold, register and re-register any Collateral in the name of any BofAML Entity or in another name, and to pledge, repledge, hypothecate, rehypothecate, sell, lend, or otherwise transfer or use any amount of the Collateral, separately or together with other property, with all attendant rights of ownership, for the sum due to one or more BofAML Entities, or for a greater sum and for a longer time than the Obligations or Contracts with respect to which the Collateral was pledged and without retaining in their possession and/or control a like amount of similar Collateral, and to use or invest cash Collateral at its own risk. For the purposes of returning any Collateral to Customer, the obligations of each BofAML Entity shall be satisfied by delivering either securities of the same issuer, class and quantity as the relevant Collateral or cash of equivalent value. Customer acknowledges that, with respect to assets used by the BofAML Entities pursuant to this Section 6(B), (i) Customer may not be able to exercise voting rights or other attendant rights of ownership, (ii) instead of dividend payments, Customer may receive payment “in lieu” of dividend payments, which will not be eligible for a reduced tax rate that may apply to dividends, and (iii) the BofAML Entity may receive compensation in connection with lending Customer’s securities, whether in connection with facilitating short sales, or otherwise.

Section 7: Events of Default. It shall be an “Event of Default” by Customer if any of the following events occurs:

(A) Customer breaches, repudiates, fails to perform when due or otherwise defaults (however denominated) on any payment or delivery Obligation or any guarantor, credit support provider or general partner of Customer breaches, repudiates, fails to perform when due or otherwise defaults on (however denominated) any payment or delivery obligation under any agreement with any BofAML Entity or document as to which such guarantor, credit support provider or general partner has any obligations, or any BofAML Entity holds any rights;

(B) (i) Customer breaches, repudiates, fails to perform or otherwise defaults on (however denominated) any Obligation other than a payment or delivery Obligation (which, for purposes of this Section 7(B), shall include any and all covenants and agreements contained in any Contract or any document delivered in connection therewith) or otherwise defaults (however denominated) under or in connection with any Contract other than for failure to perform a payment or delivery Obligation, or (ii) any guarantor, credit support provider or general partner of Customer breaches, repudiates, fails to perform when due or otherwise defaults (however denominated) on any obligation other than a payment or delivery obligation under any agreement with any BofAML Entity or document as to which such guarantor, credit support provider or general partner has any obligations or any BofAML Entity holds any rights, or otherwise defaults (however denominated) under or in connection with any such agreement or document other than for failure to perform a payment or delivery obligation;

(C) Any representation, warranty, or statement by Customer or Adviser in any Contract or in any document delivered under or in relation to any Contract or any Obligation is false or misleading in any material respect when made or deemed made;

(D) Prime Broker determines, in its commercially reasonable opinion, that any security interest intended to be created by or pursuant to any Contract is not in full force and effect, does not have the priority stated herein or therein or may not be enforced without delay;

(E) Customer, or any guarantor, credit support provider or general partner of Customer admits in writing its inability, or becomes generally unable, to pay its debts as such debts become due, as determined by any BofAML Entity in its commercially reasonable discretion;

-4-	US PBA October 1, 2010 – ML Pro

(F) Any step is taken or legal proceeding started by any person seeking (i) a levy of attachment against any property or accounts of Customer or any guarantor, credit support provider or general partner of Customer, (ii) a determination of the bankruptcy or insolvency of any of the foregoing persons, (iii) the appointment of a receiver, administrator, trustee or similar person in respect of any of the foregoing persons or of any or all of the revenues and assets of any of the foregoing persons, (iv) the general assignment, arrangement or composition with or for the benefit of the creditors of any of the foregoing persons, (v) the liquidation, winding up, termination, administration, dissolution or reorganization of any of the foregoing persons, or (vi) the merger of any of the foregoing persons with or into any other person(s), and, in each case, Prime Broker believes that such step or proceeding has a commercially reasonable basis;

(G) Customer is a partnership and a Change of Partner Event occurs; or

(H) Adviser ceases to act as Customer’s advisor and Prime Broker determines in its commercially reasonable discretion that such change is material to the activities of Customer or to Prime Broker’s view of the credit risk of the relationship with Customer.

Customer shall notify Prime Broker immediately in writing if any of the above Events of Default occurs (or if any event occurs that with the passage of time or the giving of notice would become an Event of Default).

Section 8: Default Remedies. If an Event of Default has occurred, each BofAML Entity may, in whole or in part, without further notice to Customer (i) determine Customer to be in default (however denominated) under any and all Contracts, (ii) terminate, accelerate, liquidate or close out any Contract, or take any action or step that will entitle the BofAML Entities to do any of the foregoing, (iii) net, set off and/or recoup any and all of the obligations of such BofAML Entity to Customer (whether matured or unmatured, fixed or contingent, liquidated or unliquidated) against any and all Obligations of Customer to such BofAML Entity, (iv) foreclose on, liquidate, sell or collect on any Collateral (either individually or jointly with others) and apply the proceeds thereof to satisfy any and all Obligations of Customer to any BofAML Entity, (v) exercise any and all rights available to a secured creditor under the NYUCC and any other right or remedy under any Contract or other agreement or Applicable Law, (vi) cancel any outstanding orders for the purchase or sale or borrowing or lending of any securities or other property; and (vii) buy in any securities, commodities or other property of which Prime Broker Account or Accounts may be short, after which Customer shall remain liable for any remaining deficiency, loss, costs or expenses incurred or sustained by the BofAML Entities in connection with such deficiency; (viii) convert at Customer’s expense any Obligation from one currency into another currency at such rates as the BofAML Entities shall determine; and (ix) take any other action permitted under any Contract, by law or in equity to protect, preserve or enforce the BofAML Entities’ rights or to reduce any risk to any BofAML Entity of loss or delay, including entering into hedging or offsetting transactions for Prime Broker’s own account or for Customer’s account and risk.

If an Event of Default has occurred, Customer agrees that any BofAML Entity may sell any Collateral or buy in any property, and that any such sale or purchase may be made at the BofAML Entities’ sole and absolute discretion (in accordance with Applicable Law, including without limitation the NYUCC) on the exchange or other market where such business is usually transacted, or at public auction or at private sale, without advertising the same, without any notice to

Customer of the time or place of sale except as may be required by law, and without prior tender, demand or call of any kind upon Customer, all of which are expressly waived; provided that if a BofAML Entity provides notice of the time and place of such sale or purchase or a prior tender, demand or call of any kind, it shall not be considered a waiver of such BofAML Entity’s right to sell or buy any Collateral at any time as provided herein. The parties agree and acknowledge that the Collateral is traded on a recognized market. The BofAML Entities to the extent permitted by Applicable Law may purchase or may appropriate (at a commercially reasonable value) the whole of the Collateral or any part thereof free from any right of redemption, and Customer shall remain liable for any deficiency. If less than all of Customer’s securities, property or transactions are to be bought, sold or closed out, Prime Broker may in its sole and absolute discretion select which securities, property or transactions are to be bought, sold or closed out. Customer shall be liable for interest on any sum not paid when due for the period beginning on its due date and ending on the date of its receipt by Prime Broker, both before and after judgment, if obtained. Such interest shall be calculated from time to time at the rate per annum ordinarily charged to Customer plus 2% per annum. All interest payable under this Section 8, if not paid when due, shall be added to the overdue sum at the close of a Prime Broker charge period, as defined in the Truth-in-Lending disclosure statement (attached to the Application), and shall itself bear interest accordingly. The provisions of this Section 8 are exclusively for the benefit and protection of the BofAML Entities and Customer agrees that the BofAML Entities have no obligation to Customer to take any action permitted by this Section 8. Customer explicitly waives any rights to challenge or dispute any BofAML Entity’s rights hereunder.

The power of sale under section 101 of the United Kingdom Law of Property Act 1925 (“LPA”) shall apply and have effect (without the restrictions imposed by sections 93 and 103 of such Act) on the basis that (i) this Agreement constitutes a mortgage within the meaning of the LPA and (ii) Prime Broker or any BofAML Entity exercising such power of sale is a mortgagee exercising the power of sale conferred on mortgagees by the LPA with limited title guarantee. The powers conferred by this Agreement on any BofAML Entity, or on any receiver appointed by such entity, shall be in addition to those conferred on mortgagees or receivers under the LPA. If there is any ambiguity or conflict between the powers contained in the LPA and those conferred by this Agreement, the terms of this Agreement shall prevail. No one dealing with any BofAML Entity or any receiver appointed by any BofAML Entity need enquire whether any of the powers, authorities and discretions conferred by this Agreement in relation to such property are or may be exercisable by any BofAML Entity or such receiver or as to the propriety or regularity of acts purporting or intended to be in exercise of any such powers. The protection of purchasers contained in sections 104 and 107 of the LPA shall apply to anyone dealing with such BofAML Entity or such receiver as if the statutory powers of sale and of appointing a receiver had not been varied or extended by this Agreement.

Section 9: Indemnity.

Customer agrees to indemnify and hold the Indemnified Parties harmless from any and all losses, claims, expenses, damages and liabilities of every description (“Costs”), including, but not limited to, reasonable attorneys’ fees and expenses (including the cost of any investigation and preparation), judgments, fines and settlements, when and as incurred by the Indemnified Parties, arising out of or in connection with (i) any of the Indemnified Parties acting in reliance on any instruction given by an Authorized Person including instructions of the nature contemplated by Section 10(D) hereof or any of the Indemnified Parties failing to follow the unlawful or unreasonable instructions of an Authorized Person, (ii) Customer’s or its agent’s breach of any covenant, representation, warranty or agreement in any Contract, (iii) any investigation, litigation or

-5-	US PBA October 1, 2010 – ML Pro

proceeding involving Customer, the Accounts or any Collateral (including any claim or proceedings between Customer and/or any of its Related Persons on one hand and any BofAML Entity on the other hand), (iv) any activities or services of the Indemnified Parties in connection with any Contract and any transactions under any Contract, or any Account (including without limitation, any technology services, reporting, trading, research or capital introduction services), (v) the enforcement by any BofAML Entity of its rights under any Contract, (vi) the dissemination of information to a third party at Customer’s direction, (vii) an Event of Default or any action of the BofAML entities taken in order to place the BofAML Entities in the same economic position as they would have been in had an Event of Default not occurred, or (viii) any hedging activities intended to mitigate any loss to which any BofAML Entity believes itself to be exposed as a result of an impending Event of Default or an Event of Default. Notwithstanding the foregoing, Customer shall not indemnify the Indemnified Parties for Costs that are the direct result of the BofAML Entities’ fraud, gross negligence or willful misconduct.

Section 10: Limitation of Liability.

(A) General. Customer agrees that the BofAML Entities shall have no liability with respect to any action taken hereunder that is not the direct result of the fraud, gross negligence or willful misconduct of such BofAML Entities. In no event shall the BofAML Entities be liable for indirect, punitive, consequential or similar damages. In no event shall the BofAML Entities be required to pay damages in connection with this Agreement or any actions taken under any Contract in an amount that is greater than the fees earned by the BofAML Entities in connection with the services provided hereunder (excluding execution fees and related charges) for the immediately preceding 12 month period.

(B) Third Parties. No BofAML Entity shall be held liable for any acts or omissions of an Executing Broker or other third party. All transactions effected with an Executing Broker or other third party for Customer shall be for the account of Customer, and no BofAML Entity shall have any responsibility to Customer. As between Prime Broker and Customer, (i) Prime Broker shall have no obligation to act as Customer’s guarantor with respect to transactions effected by Customer with an Executing Broker or other third party and (ii) Customer alone shall bear any loss resulting from any action taken or not taken by an Executing Broker or its agent (including, without limitation, the insolvency of any such party or the failure of any such party to fulfill its settlement obligations). Customer agrees that it is responsible and liable to each BofAML Entity for all costs, losses, claims or expenses (including reasonable attorney’s fees) arising out of Customer’s orders with an Executing Broker or other third party and any act or omission by an Executing Broker or other third party. Customer understands that settlement of transactions in foreign securities may not occur simultaneously and that Customer bears all risk in connection thereto. No BofAML Entity shall be held liable for any loss, liability, claim, damage or expense resulting, either directly or indirectly, from a system which is owned by Customer or leased from a third party with or without the knowledge or assistance of the BofAML Entities.

(C) Agents and Subcustodians. Prime Broker may execute any of its duties and exercise any of its rights under any Contract by or through agents (including affiliates) or employees, including arrangements pursuant to which certain of Customer’s securities may be held by subcustodians, banks, financial institutions, clearing organizations and depositories inside or outside the United States. Prime Broker shall use reasonable care to select and appoint agents and shall not be liable for the acts or omissions of any such agent except the acts and omissions of the BofAML Entities.

(D) Release of Data. From time to time, Customer may instruct or authorize Prime Broker or another BofAML Entity to release information relating to Customer, the Accounts or Customer transactions to third-parties, including, without limitation, Executing Brokers, service bureaus and other service providers. No BofAML Entity shall be held liable for any use or misuse of such information by such third parties or any parties who receive such information, directly or indirectly, from or through such third parties.

(E) Force Majeure. In no event shall any BofAML Entity be held liable for damages or any loss of any kind caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, market movements, bank moratoriums, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature, including but not limited to earthquakes, hurricanes and tornadoes, or other events or conditions beyond such BofAML Entity’s control or reasonable anticipation. No BofAML Entity shall be liable to Customer for any loss, liability, claim, damage or expense resulting, either directly or indirectly, from any communications network, data processing system, or computer system which any BofAML Entity uses or which is used by Customer, whether any BofAML Entity owns it or not, being rendered inoperable in whole or in part, or from any error or delay in any such network or system, except to the extent caused by the fraud, gross negligence or willful misconduct of the BofAML Entities.

Section 11: Information and Advice.

(A) Provision of Information. Customer agrees to provide to Prime Broker (for itself and for distribution to any other BofAML Entity that maintains an Account) complete and accurate information on a timely basis in order for the BofAML Entities to effectively control and monitor credit risk. Without limiting the foregoing, Customer shall furnish to Prime Broker within 120 days after the end of each of its fiscal years its annual audited statements and, within 30 days after the end of each fiscal month, its unaudited financial statements. Customer shall also promptly furnish such other financial and other information as Prime Broker may reasonably request from time to time. Customer authorizes Prime Broker to obtain reports concerning Customer’s credit standing and business conduct. Customer agrees to execute and deliver, without unreasonable delay, any instruments reasonably requested by Prime Broker associated with obtaining any such report. Customer may make a written request for a description of the nature and scope of the reports obtained by Prime Broker and the same will be provided to Customer within a reasonable period of time.

(B) Tax Documents. Customer shall, upon reasonable demand, promptly deliver to Prime Broker (for itself and for distribution to any other BofAML Entity that maintains an Account) any form, document, tax receipt or other documentation or information that the BofAML Entities may reasonably request relating to taxation or revenue collection, including for purposes of reducing or eliminating withholding tax on payments made to Customer under any Contract.

(C) Advice. Customer acknowledges that, unless a BofAML Entity has expressly agreed otherwise in writing and receives compensation specifically identified as consideration for acting as a fiduciary or adviser, none of the BofAML Entities is acting as a fiduciary or as an adviser to Customer in respect of any Contract or any transaction it may undertake and no communication from a BofAML Entity shall be construed as an undertaking to act in such a capacity. If any BofAML Entity provides any advice or opinions from time to time, Customer agrees that it shall not rely on any such advice or opinion in making any investment or other decisions.

-6-	US PBA October 1, 2010 – ML Pro

(D) Information and Compliance. The BofAML Entities do not guarantee or warrant the accuracy, reliability or timeliness of any information that the BofAML Entities may provide or make available to Customer from time to time (nor are they under any obligation to provide any such information or services). With respect to financial instruments and assets discussed in any such information, the BofAML Entities may, without restriction, take positions for their own account, execute transactions for others, and may provide related investment banking and other services to others. Customer agrees that it is solely responsible for monitoring compliance with its own internal restrictions and procedures governing investments, trading limits and manner of authorizing investments, and with Applicable Law affecting its authority and ability to trade and invest and no BofAML Entity shall have any obligation to assess whether a Contract or transaction is appropriate or legal for Customer.

Section 12: Notices and Statements. Except as otherwise provided herein, Customer and Prime Broker may from time to time issue notices and other communications, either orally or in writing. Each notice shall be directed, if to Prime Broker, to such of its representative(s) as may be notified by Prime Broker from time to time, and if to Customer, to such of its representative(s) as may be notified to Prime Broker from time to time. While the BofAML Entities are under no obligation to do so, BofAML Entities may, from time to time, use reasonable efforts to provide to Customer notices of various types received from issuers, courts, claimants and litigants. Each written communication under this Agreement shall be either mailed, e-mailed, faxed, or delivered to the addresses specified on the signature page hereto or at such other address as the party may provide, provided that, Prime Broker may, with Customer’s consent, post communications onto the Internet.

All communications sent to Customer, whether through the Internet, or by mail, e-mail, facsimile, messenger or otherwise, are deemed given to Customer personally as of the date sent or posted. Except as otherwise specifically provided herein, if Prime Broker gives Customer notice orally (including by telephone), such notice is effective as of the time it is communicated to Customer, and need not be confirmed in writing. Customer shall review promptly all communications that it receives from Prime Broker and shall promptly advise Prime Broker of any error, omission or inaccuracy in the transactions or positions reported. If Customer does not object in writing to any communication within two Business Days after it was sent or posted, such communication is deemed to be complete and correct.

Section 13: Termination; Assignment; Amendment.

(A) Termination. This Agreement may be terminated by Prime Broker immediately by giving notice to Customer or by Customer upon giving at least 30 calendar days’ prior written notice to Prime Broker; provided that Customer’s termination notice will be effective only if it is accompanied by instructions for the transfer of all property held in the Prime Broker Account to one or more alternative custodians or other persons (unless Prime Broker waives the requirement to provide such transfer instructions). After a termination notice is given: (i) all provisions of this Agreement shall remain in full force and effect with respect to any transactions (including unsettled transactions), Contracts or Obligations that remain outstanding (together, the “Outstanding Liabilities”) until all of Customer’s obligations under such Outstanding Liabilities have been satisfied in full, (ii) Customer will not be allowed to enter into any new transactions pursuant to this Agreement, and (iii) Prime Broker may, in its commercially reasonable discretion, elect to terminate, accelerate, liquidate or otherwise close out any transactions under this Agreement and any Contract (the “Terminated Transactions”). Sections 2, 9, 10, 14(N), 14(O), 15, and 16 shall survive termination of this Agreement. The timing and manner of any action taken under this Section 13 and the amounts payable by either party in respect of the Terminated Transactions shall be determined by Prime Broker acting in its sole and absolute discretion. The provisions of this Section 13 are intended to vary and supplement the provisions of any other Contract to which the Terminated Transactions relate and where there is a conflict or inconsistency between the provisions of such Contract and this Agreement, the provisions of this Agreement shall prevail.

(B) Assignment. Prime Broker may at any time assign or transfer all or part of its rights and/or obligations under this Agreement or any transaction effected under any Contract (i) without Customer’s consent to any BofAML Entity that is an SEC-registered broker-dealer, (ii) without Customer’s consent as part of a transfer of all or part of its prime brokerage business or, (iii) with Customer’s prior written consent to any other person (such consent not to be unreasonably withheld or delayed). Any reference in this Agreement to Prime Broker shall also include its successors, permitted transferees or assigns. Customer may not assign its rights or any interest under any Contract without the prior written consent of Prime Broker. Any attempted assignment by Customer in violation of this Agreement shall be null, void and without effect. Prime Broker may disclose to its affiliates, agents and/or vendors or, subject to prior notice to Customer, any other potential assignee, transferee, or service provider such information about Customer and this Agreement as is reasonably necessary and commercially reasonable.

(C) Amendment. Customer agrees that Prime Broker may modify the terms of this Agreement from time to time upon prior written notice when necessary or appropriate to comply with a change in Applicable Law. In any other circumstance, any amendment shall be by mutual written consent. Customer may not modify this Agreement without Prime Broker’s written consent.

Section 14: Miscellaneous.

(A) Customer Instructions. Customer authorizes the BofAML Entities to act upon any instructions, notices, demands, or requests (whether oral or written, delivered by mail, electronically or by facsimile) which the relevant BofAML Entities reasonably believe to have been given by an Authorized Person. The BofAML Entities shall not be liable for any action taken or not taken in good faith pursuant to such instructions, notices, demands or requests.

(B) Contingent Obligations. The fulfillment of the obligations of the BofAML Entities to Customer under any Contract is contingent upon there being no breach, repudiation, misrepresentation or default (however characterized) by Customer which has occurred under any Contract.

(C) Automated Systems. Customer consents to the BofAML Entities’ use of Automated Systems. Customer understands that the use of Automated Systems entails risks, including, but not limited to, interruption of service, system or communications failure, delays in service, and errors in the design, implementation or functioning of such Automated Systems, that could cause substantial damage, expense or liability to Customer. THE BOFAML ENTITIES MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SELECTION, DESIGN, FUNCTIONALITY, OPERATION, TITLE OR NONINFRINGEMENT OF ANY AUTOMATED SYSTEM, AND MAKE NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, THE BOFAML ENTITIES EXPRESSLY DISCLAIM ANY REPRESENTATION THAT ANY AUTOMATED SYSTEM WILL OPERATE UNINTERRUPTED OR BE ERROR-FREE.

-7-	US PBA October 1, 2010 – ML Pro

(D) No Waiver; Cumulative Rights. No waiver of any provision of this Agreement shall be deemed to have occurred by the failure or delay by Prime Broker or any of the BofAML Entities to exercise any right or remedy. The single or partial exercise of any such right or remedy will not preclude any other or further exercise thereof or the exercise of any other right or remedy. The authority to debit and charge and the right of set-off and other rights and remedies provided in this Agreement are separate, independent and cumulative and not exclusive of any rights or remedies (including any other security, right of set-off, lien, right to combine or consolidate accounts or similar right) to which Prime Broker or any of the BofAML Entities is at any time entitled anywhere, whether by operation of law or otherwise.

(E) Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of the remaining provisions of this Agreement and of such provisions under the law of any other jurisdiction shall not be affected or impaired.

(F) Construction. This Agreement supersedes all prior agreements as to matters within its scope, including matters of confidentiality. Except to the extent provided in any other agreement between Prime Broker and Customer that specifically refers to this Agreement and states that it is intended to supersede this Agreement, the terms of this Agreement shall prevail if there is any conflict or inconsistency between this Agreement and any other Contract. All references to Sections are to Sections in or to this Agreement unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to any English legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England and Wales, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term. All references to time herein are to time in New York City.

(G) Currency Contracts. Customer may, from time to time, enter into spot and/or forward currency Contracts with the BofAML Entities (the BofAML Entity entering into the FX Transaction with Customer, the “FX BofAML Entity”) in connection with the settlement of Contracts or otherwise as Customer shall direct. Customer acknowledges that none of the BofAML Entities has an obligation to enter into any currency Contracts with, or on behalf of, Customer, and further agrees to furnish to the FX BofAML Entity such documentation to indicate capacity and authority as the FX BofAML Entity may reasonably request prior to entering into such Contracts. Each currency Contract entered into under this Agreement shall constitute an “FX Transaction”, as such term is defined in the 1998 FX and Currency Option Definitions, including Annex A thereto, as published by the International Swaps and Derivatives Association, Inc., The Emerging Markets Trading Association and The Foreign Exchange Committee (as may be amended, the “FX Definitions”), and shall be subject to the terms of this Agreement. Any confirmation, whether created by an exchange of facsimiles, SWIFT messages, electronic messaging, matching system or other messaging systems or correspondence, between the FX BofAML Entity and Customer relating to an FX Transaction, whether or not it is expressed to be a confirmation, and unless such FX BofAML Entity and Customer expressly agree otherwise, will be deemed to incorporate the FX Definitions. Notwithstanding the foregoing, Customer authorizes Prime Broker to enter into currency transactions, convert currencies at rates that Prime Broker determines are commercially reasonable, and effect payments in connection with any transaction or Obligation, in each case on Customer’s behalf, and authorizes Prime Broker to debit any amount payable by Customer in respect of a currency conversion to the Prime Broker Account. Prime

Broker may act as principal in connection with such currency conversions. In the event of any inconsistency between the provisions of any confirmation relating to an FX Transaction and this Agreement, such confirmation shall prevail for purposes of the relevant FX Transaction. In the event of any inconsistency between this Agreement and the FX Definitions, this Agreement shall prevail.

(H) Recordings. Each party recognizes that both parties are afforded protection by the recording of telephone conversations, and each party is aware that the other may record conversations between the parties, their representatives, and/or Executing Brokers relating to the matters referred to in this Agreement, and each party consents to such recording. Each party recognizes that the other party may record conversations without further notice and without assuming responsibility to make or retain such recordings.

(I) Additional Bankruptcy Matters. The parties acknowledge that each Contract is a “securities contract,” “swap agreement,” “forward contract,” “repurchase agreement,” or “commodity contract” within the meaning of Title 11 of the United States Code (the “Bankruptcy Code”) and that each delivery, transfer, payment and grant of a security interest made or required to be made by, contemplated by, or contemplated in connection with, any Contract is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6), (7), (17) and/or (27) and Sections 546(e), (f), (g) and/or (j) of the Bankruptcy Code. The parties further acknowledge that this Agreement is a “master netting agreement” within the meaning of the Bankruptcy Code.

(J) 14b-1. Customer does not wish to have certain information pertaining to its beneficial ownership disclosed to a “registrant” (as such term is defined in Rule 14b-1 under the Exchange Act) pursuant to Rule 14b-1 under the Exchange Act. Customer objects to disclosure for the purposes of Rule 14b-1(b)(1)(ii) under the Exchange Act.

(K) Third Party Beneficiaries. Nothing in this Agreement shall create, or be deemed to create, any third-party beneficiary rights in any person or entity other than the BofAML Entities and Customer.

(L) Hong Kong Trading. Customer represents that it is not currently trading in Hong Kong securities. Customer agrees that it will provide it at least 30 days’ prior written notice to Prime Broker before trading in Hong Kong securities, and will fulfill any requirements Prime Broker may have in connection with such trading before initiating such trading.

(M) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which will together constitute one and the same instrument.

(N) Use of BofAML Information. Notwithstanding any other agreement that Customer may have with any BofAML Entities, Customer will not use the name of any BofAML Entity or disclose the terms of this Agreement (including, without limitation, any brokerage commissions, mark-ups, fees and rates charged in connection with this Agreement) without the BofAML Entities’ written consent, including, but not limited to, in any advertisement, publication or offering material, provided that Customer may disclose such information to a governmental authority with jurisdiction over Customer as required by Applicable Law or upon request of a governmental authority. Notwithstanding the foregoing, the BofAML Entities consent to Customer stating in its offering documents that Prime Broker is its prime broker, so long as such statement is factually accurate as made and such offering documents make clear that the BofAML Entities have no responsibility for the preparation or accuracy of such documents.

-8-	US PBA October 1, 2010 – ML Pro

(O) Disclosure of Customer Information. Except as otherwise provided in a separate confidentiality agreement between Customer and a BofAML Entity that states by specific reference to this Agreement that it is intended to supersede this Agreement, information made available by Customer to a BofAML Entity, including information which may be relevant for credit and other prudential purposes, may be made available to other BofAML Entities. Customer consents to and authorizes such disclosure. Customer further agrees that any BofAML Entity may provide information in accordance with Applicable Law to any governmental, regulatory or self-regulatory authority if required or requested to do so or to any other person if required by Applicable Law.

Section 15: Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) SHALL GOVERN THIS AGREEMENT, ITS ENFORCEMENT, AND EACH TRANSACTION ENTERED INTO UNDER, OR CONTEMPLATED BY, AND ALL MATTERS ARISING IN CONNECTION WITH, THIS AGREEMENT OR ANY CONTRACT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY THEREIN), AND ANY DISPUTE BETWEEN PRIME BROKER AND CUSTOMER, WHETHER ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY CONTRACT, ANY TRANSACTION, CUSTOMER’S ACCOUNTS OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, THE ESTABLISHMENT AND MAINTENANCE OF THE ACCOUNTS AND ALL INTERESTS, DUTIES AND OBLIGATIONS RELATED THERETO). The parties agree that (i) the securities intermediary’s jurisdiction, within the meaning of Section 8 110(e) of the NYUCC, in respect of any Account in which any Collateral is deposited or held and in respect of the Collateral, is the State of New York; (ii) the bank’s jurisdiction, within the meaning of Section 9-304(b) of the NYUCC, in respect of any deposit account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried is the State of New York; (iii) the commodity intermediary’s jurisdiction, within the meaning of Section 9-305(b) of the NYUCC, in respect of any commodity account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried and in respect of any Collateral consisting of commodity contracts, is the State of New York, and (iv) none of them has or will enter into any agreement to the contrary.

Section 16: Litigation in Court; Sovereign Immunity; Service.

(A) IF THE PARTIES CHOOSE TO PROCEED BY LITIGATION, ANY LITIGATION BETWEEN CUSTOMER AND PRIME BROKER OR INVOLVING THEIR RESPECTIVE PROPERTIES MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR AS OTHERWISE PROVIDED BY LAW. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM, OR OTHER LEGAL ACTION IS WAIVED BY ALL PARTIES TO THIS AGREEMENT.

(B) EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVES WITH RESPECT TO ITSELF AND ITS REVENUES AND ASSETS (IRRESPECTIVE OF THEIR USE OR INTENDED USE) ALL IMMUNITY ON THE GROUNDS OF SOVEREIGNTY OR SIMILAR GROUNDS FROM (I) SUIT, (II) JURISDICTION OF ANY COURT, (III) RELIEF BY WAY OF INJUNCTION, ORDER FOR SPECIFIC PERFORMANCE, OR RECOVERY OF PROPERTY, (IV) ATTACHMENT OF ITS ASSETS (WHETHER BEFORE OR AFTER JUDGMENT), AND (V) EXECUTION OR ENFORCEMENT OF ANY JUDGMENT TO WHICH IT OR ITS REVENUES OR ASSETS MIGHT OTHERWISE BE ENTITLED IN ANY ACTIONS OR PROCEEDINGS IN SUCH COURTS, AND IRREVOCABLY AGREES THAT IT WILL NOT CLAIM SUCH IMMUNITY IN ANY SUCH ACTIONS OR PROCEEDINGS.

(C) CUSTOMER CONSENTS TO PROCESS BEING SERVED BY PRIME BROKER ON CUSTOMER IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE SPECIFIED IN THIS SECTION 16 ABOVE BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO CUSTOMER AT THE ADDRESS SET FORTH AFTER CUSTOMER’S SIGNATURE BELOW; SUCH SERVICE SHALL BE DEEMED COMPLETED AND EFFECTIVE AS FROM 30 DAYS AFTER SUCH MAILING OR SUCH EARLIER TIME SPECIFIED BY APPLICABLE LAW. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS AS OTHERWISE PERMITTED BY LAW.

(D) IRRESPECTIVE OF WHETHER CUSTOMER CHOOSES TO PROCEED BY ARBITRATION OR LITIGATION, CUSTOMER AGREES TO INDEMNIFY AND FULLY REIMBURSE THE INDEMNIFIED PARTIES FOR ALL REASONABLE ATTORNEY’S FEES AND OTHER COSTS AND EXPENSES RELATING TO ANY SUCH PROCEEDINGS.

Section 17: Defined Terms.

“Account” means any securities, commodity, deposit, custodial or other account of any kind or nature whatsoever maintained now or hereafter by a BofAML Entity in the name or for the account of Customer, into which Customer’s assets or other property are or may be deposited, in which any such assets or other property are or may be held or to which any such assets or other property are or may be credited.

“Adviser” means the investment manager or adviser with authority to manage the Prime Broker Account and the other Accounts for Customer on a discretionary basis (as identified on the signature page hereof).

“Applicable Law” means all applicable laws, rules, regulations and customs, including common law, and any amendments and supplements thereto, including, without limitation, those of all U.S. and non-U.S. federal, state and local governmental authorities, self-regulatory organizations, markets, exchanges and clearing facilities, in all cases where applicable.

“Authorized Person” means a person authorized by Customer to give instructions to the BofAML Entities, and a person that the BofAML Entities reasonably believe to have been so authorized, including Related Persons.

“Automated Systems” means any automated systems, including systems owned or made available by a BofAML Entity’ or any third party (including any service bureau) in conjunction with the Accounts, including, but not limited to, systems designed to facilitate automated order entry and execution; recordkeeping, reporting and account reconciliation; and risk management systems.

-9-	US PBA October 1, 2010 – ML Pro

“BofAML Entities” means Prime Broker, Bank of America, N.A. (including any and all branches) and any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the foregoing entities, either collectively or individually, as the context requires (including any such entities that qualify under this definition after the date hereof).

“Business Day” means any day on which the New York Stock Exchange is open and conducting business.

“Change of Partner Event” shall be deemed to have occurred if, without Prime Broker’s prior written consent, (i) one or more general partners of Customer is no longer a partner at any time or resigns, is replaced, or is removed from its position as general partner, or (ii) a legal or natural person replaces an outgoing partner and becomes a partner of Customer after the date hereof without the assignment and transfer of the rights and obligations under each Contract and each transaction thereunder to, and the corresponding assumption of such rights and obligations by, the incoming partner, as partner.

“Collateral” means all of Customer’s right, title and interest in, to, or under, (i) any or all of the Accounts, (ii) any cash, securities, commodity contracts, general intangibles, investment property, financial assets, and other property which may from time to time be deposited, credited, held or carried in any such Account, or that is due to Customer from, or delivered to or in the possession or control of any BofAML Entity or any of the BofAML Entity’s agents, and all security entitlements with respect to any of the foregoing, (iii) any Contract, including without limitation all of Customer’s right, title or interest in, or to any amounts payable by a BofAML Entity to Customer upon the termination, acceleration, liquidation or close-out of such Contract, but, in each case, after giving effect, to the extent enforceable, to any netting, offset and recoupment rights (including, without limitation, any such right granted under any Contract), and (iv) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising (together with the accounts in which such property and financial assets are held).

“Contract” means this Agreement as well as any documents or agreements as to which Customer and any BofAML Entity is a party, has any obligations or holds any rights, and any schedules, annexes, supplements, exhibits or confirmations in relation thereto.

“Control” (whether or not capitalized) shall include “control” as defined in the NYUCC.

“Executing Broker” is defined in the Prime Brokerage Annex.

“Indemnified Parties” means the BofAML Entities, and each of their directors, officers, agents, employees and permitted assigns.

“Market-Timing Investment Entities” means hedge funds, private investment funds or other companies or partnerships that engage in Market-Timing Trading Activities.

“Market-Timing Trading Activity” means (i) purchasing and selling, or exchanging, mutual fund or similar investment units to exploit short-term differentials in the prices of such funds or similar units and their underlying assets, and similar trading strategies, or (ii) purchasing and selling, or exchanging the shares of a particular mutual fund or similar investment units more than twice within a thirty-day period. Notwithstanding the above, the following shall not constitute “Market-Timing Trading Activity”: (i) trading of money market funds, short-term bond funds or exchange-traded funds or (ii) trading of mutual funds in the manner consistent with the relevant fund’s prospectus.

“NYUCC” means the Uniform Commercial Code, as in effect in the State of New York. The following terms used in this Agreement shall have herein the same meaning as set forth in the NYUCC: “bank”, “control”, “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement order”, “financial assets”, “general intangible”, “investment property”, “securities account”, “securities intermediary”, and “security entitlement”.

“Obligations” means any and all obligations of Customer to any BofAML Entity arising at any time and from time to time, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, related to the purchase, sale or loan of securities or other property, or under or in connection with any or all Contracts, Accounts or other accounts containing Collateral.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Related Person” means any of the principals, officers, directors and senior employees (in such official capacity as principal, officer, director or senior employee, as the case may be) of (i) Customer, (ii) Customer’s affiliates, (iii) Adviser or (iv) any person or entity for which Adviser acts as investment manager.

“Securities Act” means the Securities Act of 1933.

“Taxes” means any and all taxes, levies, imposts, duties, charges, assessments or fees of any nature, including interest, penalties and additions thereto that are imposed by any taxing authority.

“USA PATRIOT Act” means Bank Secrecy Act as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

-10-	US PBA October 1, 2010 – ML Pro

Please sign below to indicate Customer’s formal acceptance of this Agreement.

Merrill Lynch Professional Clearing Corp.,
for itself and as agent for the BofAML Entities

By:

Print Name:
Title:
Date:

The Cushing Renaissance Fund (“Customer”)

By:	/s/ Jerry V. Swank

Print Name:	Jerry V. Swank
Title:	President/CEO
Date:	October 9th 2012

Cushing MLP Asset Management L.P. (“Adviser”), solely to make the representations, warranties, covenants and agreements as set forth in the Adviser Annex and the ERISA Annex to this Agreement.

By:	Swank Capital LLC, its general partner

By:	/s/ Jerry V. Swank

Print Name:	Jerry V. Swank
Title:	Manager
Date:	October 9th 2012

Customer jurisdiction of organization
Delaware
Type of organization
Trust
Place of business / chief executive office / registered office
8117 Preston Road, Suite 440, Dallas, Texas 75225
Organizational identification number
46-0742000

Adviser jurisdiction of organization
Texas
Type of organization
Limited partnership
Place of business / chief executive office / registered office
8117 Preston Road, Suite 440, Dallas, Texas 75225
Organizational identification number
20-2700256

Name of General Partner/Managing Member (if applicable)
Swank Capital LLC
Jurisdiction of organization
Texas
Type of organization
Limited liability company
Place of business / chief executive office / registered office
8117 Preston Road, Suite 440, Dallas, Texas 75225
Organizational identification number

Merrill Lynch Professional Clearing Corp.

Bank of America Tower

One Bryant Park, 6th Floor

New York, NY 10036

Attention: Legal Notices

Email: DG.Legal_Notices_MLPRO@baml.com

-11-	US PBA October 1, 2010 – ML Pro

Prime Brokerage Annex

This Prime Brokerage Annex (“Prime Brokerage Annex”) forms part of and supplements the Agreement and sets forth certain additional terms and conditions on which Prime Broker will open and maintain the Prime Broker Account. In the event of any inconsistency between any term of this Prime Brokerage Annex and the Agreement, this Prime Brokerage Annex shall control. All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. For the avoidance of doubt, “Applicable Law” shall include the SEC Letter (as defined below).

Section 1: SEC Letter. Customer acknowledges that transactions effected or cleared under this Prime Brokerage Annex and the Agreement are subject to the conditions specified by the Securities and Exchange Commission (“SEC”) in its No-Action Letter relating to prime brokerage, dated January 25, 1994, as such may be amended or supplemented or from time to time or in any subsequent letter superseding such letter (the “SEC Letter”), and that it is familiar with, and agrees to comply with, the terms of the SEC Letter.

Section 2: Agreements with Executing Brokers. Customer may maintain brokerage accounts with other brokers (“Executing Brokers”) and, from time to time, place orders with Executing Brokers, while designating Prime Broker as its “prime broker” to clear and settle resulting transactions. Customer appoints Prime Broker as its prime broker and authorizes Prime Broker to (i) execute an agreement with each Executing Broker with which Customer engages in prime brokerage transactions (each such agreement, a “SIFMA 150 Agreement”) and/or add Customer’s name and other relevant information to existing SIFMA 150 Agreements with each Executing Broker; (ii) provide each Executing Broker with any relevant information relating to Customer to establish an account with such Executing Broker in Prime Broker’s name for the benefit of Customer; and (iii) perform any necessary or appropriate act as its prime broker in accordance with the Agreement or Applicable Law. Customer understands that Prime Broker will only accept settlements from Executing Brokers with which Prime Broker has entered into a SIFMA 150 Agreement, and that Executing Brokers will be acting as agents of Customer, and not as agents of Prime Broker. Customer will use its best efforts to assure that each Executing Broker complies with the SIFMA 150 Agreement to which such Executing Broker is a party. If Customer has instructed Executing Broker to send trade confirmations to Prime Broker on Customer’s behalf, Prime Broker agrees that the confirmations will be available to Customer without charge upon request to Prime Broker.

Section 3: Settlement. Customer will advise Prime Broker prior to 5:30 p.m. (New York time) on each trade date, or such other time as Prime Broker shall advise, of the details of all transactions (“Trade Data”) effected for it by an Executing Broker on such date. Customer authorizes Prime Broker to acknowledge, affirm, settle and clear all such transactions. Prime Broker is further authorized, but not required, to undertake to resolve any unmatched trade report received by it from an Executing Broker; provided that Customer shall remain responsible for the ultimate resolution and that Prime Broker shall have no responsibility with respect to Trade Data not correctly transmitted to it on a timely basis by any person or entity, including the Depository Trust Company. Prime Broker will not be required to make any investigation into the facts surrounding any transaction to which Customer is a party with or through an Executing Broker. If Customer has instructed an Executing Broker to send trade confirmations to Customer in care of Prime Broker, Customer understands that such confirmations are available to Customer without charge upon request. Prime Broker may provide

Executing Brokers with any relevant information necessary in order for the Executing Brokers to settle Customer trades. Nothing in the Agreement, including this Prime Brokerage Annex, shall restrict the absolute right of Prime Broker to DK or disaffirm any trade.

Section 4: Minimum Net Equity. Customer must maintain in the Prime Broker Account cash and securities with a ready market in an amount equal to or exceeding the greater of the minimum net equity required by the SEC Letter and the amount required by Prime Broker to clear and settle trades (“Minimum Net Equity”). If Customer fails to maintain such account in compliance with the Minimum Net Equity requirement, Customer agrees that Prime Broker may, without notice to Customer, disaffirm, DK or decline to affirm, clear or settle any transaction effected by an Executing Broker on Customer’s behalf. Except as provided in Section 10 of this Prime Brokerage Annex, Customer understands that if Prime Broker takes such action with respect to any of Customer’s transactions, Prime Broker shall do so for all of Customer’s transactions for that day. In any such case, Prime Broker shall send a cancellation notification to Customer and Customer must settle outstanding trades directly with the relevant Executing Broker. Customer authorizes Prime Broker to provide the Executing Broker with any information necessary to settle such trades. Customer further agrees that Prime Broker will not be bound to make any investigation into the facts surrounding any transaction to which Customer is a party and that, immediately upon notice to Customer and, if required, to the Executing Brokers, Prime Broker may cease acting as prime broker for Customer. Customer further authorizes Prime Broker to terminate the Agreement and exercise the rights described in Section 8 of the Agreement in the event of Customer’s failure to maintain Minimum Net Equity in the Prime Broker Account.

Section 5: Settlement in Bulk. If Customer has an Adviser, Customer authorizes Prime Broker to commingle its prime brokerage transactions with those of other accounts of its Adviser (“sub-accounts”) for order placement and clearance in bulk in accordance with the instructions of its Adviser. Customer understands that no part of any transaction may be allocated to any sub-account where such sub-account’s net equity is below the Minimum Net Equity and that should such a net equity deficiency occur in any such sub-account, Prime Broker will disaffirm the entire transaction. Customer agrees that, should such an event occur, Adviser may resubmit the bulk trade to the Executing Broker so as to exclude those securities which were originally allocated to the affected sub-account or, if permissible, reallocate the entire prime brokerage transaction to other sub-accounts. Customer understands that such reallocation must be communicated to Prime Broker within any required deadlines.

Section 6: Right to Decline. Customer agrees that Prime Broker has no obligation to enter into any Contract with, or to effect or settle any trade or other transaction on behalf of, Customer. Without limiting the foregoing, Customer acknowledges that (i) Prime Broker has the right to limit the number, type and/or size of open positions which Customer may maintain or acquire through any BofAML Entity at any time, and (ii) Prime Broker reserves the right at any time to advise all Executing Brokers, or any particular Executing Broker, that it has placed a limit on the type or size of trades or transactions which are to be settled and cleared for Customer by Prime Broker.

Section 7: Contractual Settlement. Where a transaction does not settle on the due date for settlement, Prime Broker may in its commercially reasonable discretion provisionally credit and debit Customer’s Accounts on such settlement date as if the transaction had in fact settled. Prime Broker may in its commercially reasonable discretion reverse this contractual settlement at any time.

-12-	US PBA October 1, 2010 – ML Pro

Section 8: Sales, including Short Sales. Customer agrees to comply with Prime Broker’s requirements relating to short sales. When placing any sell order, Customer agrees to appropriately designate it as “long” or as “short”. Customer will designate a sale as “long” only if the securities being sold are securities then owned by the undersigned and such securities are either in the undersigned’s account at Prime Broker or will be delivered to Prime Broker as soon as it is possible to do so, without undue inconvenience or expense to Prime Broker. If Customer has sold securities “short” or otherwise has a delivery obligation with respect to securities that are not available for transfer from the Prime Broker Account, Prime Broker may satisfy Customer’s obligation to deliver securities to the purchasers thereof by delivering securities on Customer’s behalf, subject always to Prime Broker’s right to buy in the relevant securities for the Prime Broker Account. Customer understands that any such short sale may fail on settlement date and Customer may be asked to cover its short sale at anytime; in either case, Customer will be responsible for any Obligations that arise therefrom.

Section 9: Buying in. If Customer instructs a BofAML Entity to sell any security, commodity or other property and such BofAML Entity is unable to deliver the relevant asset to the purchaser by reason of Customer’s failure to supply such BofAML Entity with the relevant asset, then Customer authorizes such BofAML Entity to borrow or purchase any such security, commodity or other property necessary to make delivery thereof.

Section 10: Termination. Prime Broker may, at any time, terminate this Prime Brokerage Annex by notice to Customer or decline to affirm, clear and settle any transaction effected by an Executing Broker on Customer’s behalf. If Prime Broker declines to affirm, clear or settle any such transaction (other than after termination of this Prime Brokerage Annex), Prime Broker will make reasonable efforts to promptly notify Customer, but such notice is not a condition to Prime Broker’s right to decline to affirm, clear or settle transactions for Customer, and Prime Broker will incur no liability to Customer or any third party for exercising such right. In any such case, and in the case of the termination of this Prime Brokerage Annex, Customer must settle outstanding trades that have been DK’d or disaffirmed and all future trades directly with the Executing Broker. Customer may terminate this Prime Brokerage Annex on one Business Day’s notice, effective upon the settlement of all transactions covered by this Prime Broker Annex. This Prime Brokerage Annex shall terminate immediately upon the termination of the Agreement.

-13-	US PBA October 1, 2010 – ML Pro

Adviser Annex

This Adviser Annex (this “Adviser Annex”) forms part of and supplements the Agreement by setting forth additional representations, warranties, covenants and agreements of Customer and Adviser in consideration for the services provided by Prime Broker and the BofAML Entities under the Agreement. In the event of any inconsistency between any term of this Adviser Annex and the Agreement, this Adviser Annex shall control. All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

Section 1: Customer and Adviser, in its capacity as agent for Customer and in its individual corporate capacity, each represents, warrants, covenants and agrees, as of the date hereof, and on each date on which an Obligation is in existence or a transaction or Contract is effected for any Account, that:

(A) Customer has entered into a written agreement with Adviser (the “Investment Management Agreement”) that (i) authorizes Adviser to render investment advice to Customer and take all action with respect to transactions under the Agreement on behalf of Customer (including, without limitation, to open accounts with the BofAML Entities on behalf of Customer and to enter into prime brokerage trades on behalf of Customer), (ii) designates Adviser as agent and attorney-in-fact of Customer to give instructions to the BofAML Entities and to take all actions necessary for the execution, clearance and settlement of prime brokerage trades and (iii) complies with all Applicable Law;

(B) Adviser is entering into each transaction under the Agreement as agent on behalf of Customer; the BofAML Entities may rely on the representations of Adviser respecting its authority to act on behalf of Customer contained herein until the BofAML Entities have received written notice of a change in, or revocation or rescission of such authority; no change in, revocation or rescission of such authority will affect the rights and indemnities inuring to the BofAML Entities with respect to the Obligations of Customer under the Agreement arising prior to actual receipt by the BofAML Entities of written notice of such change, revocation or rescission;

(C) Adviser is not a person (i) subject to an SEC order issued under Section 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (ii) convicted within the previous 10 years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A-D) of the Advisers Act; (iii) who has been found by the SEC to have engaged, or has been convicted of engaging, in any of the conduct specified in paragraph 1, 5 or 6 of Section 203(e) of the Advisers Act; or (iv) subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act;

and

(D) Customer and Adviser will immediately advise the BofAML Entities in writing if any of the above representations should become untrue.

Section 2: Adviser, in its capacity as agent for Customer and in its individual corporate capacity, additionally represents, warrants, covenants and agrees, as of the date hereof, and on each date on which an Obligation is in existence or a transaction or Contract is effected for any Account, that:

(A) Adviser is duly formed and validly existing under the laws of its jurisdiction of formation;

(B) Adviser is (please check the applicable box):

☒	an investment adviser registered with the SEC under the Advisers Act;

☐	an investment adviser registered, licensed or otherwise qualified by the appropriate authorities in the states of its clients’ residences where such registration would be required under the National Securities Markets Improvement Act of 1996;

☐	an investment adviser not required to be registered pursuant to an exemption under Section 203(b) of the Advisers Act;

☐	a bank as defined under the Advisers Act and exempt from such Act; or

☐	an investment adviser or bank not subject to the laws of the United States governing such entities, and Adviser is registered with the appropriate authorities in the jurisdictions of its clients’ residences, where such registration would be required;

(C) Adviser will comply with Applicable Law (except to the extent that such non-compliance is immaterial and could not reasonably be expected to result in a material adverse effect on Adviser’s ability to perform its obligations under any Contract or its business or financial condition);

(D) Adviser is satisfied, after sufficient inquiry, that the person (or persons) who executed the Investment Management Agreement for Customer was properly authorized by Customer;

(E) Adviser has reviewed the investment objectives of Customer and obtained information necessary to satisfy itself of the appropriateness of transactions under the Agreement to be entered into on behalf of Customer. Adviser shall be responsible for determining that the Agreement, the Contracts and the transactions contemplated are fit, proper and suitable for Customer;

(F) Adviser will not willfully cause Customer to act in violation of the Agreement;

(G) Adviser will enter into a transaction only when the assets in the accounts of Customer under its control are sufficient to meet the obligations resulting from such transaction;

(H) Adviser has collected all of the information requested on the relevant options and forwards disclosure and customer forms (which information Adviser represents to be complete and correct) and will provide the BofAML Entities and Customer with such information upon request;

-14-	US PBA October 1, 2010 – ML Pro

(I) Adviser will provide, whenever possible, such information regarding Customer as may be requested of the BofAML Entities by regulators;

(J) Adviser agrees to indemnify the BofAML Entities, to the fullest extent permitted by law, from and against any loss, liability, cost, claim, action, demand or expense (“Costs”) (including, without limitation, reasonable costs, expenses and disbursements of legal counsel), whether direct, indirect, incidental or consequential, resulting from, arising out of or relating to (x) any claim by Customer that any transaction entered into by Adviser on Customer’s behalf was not suitable, (y) any claim by Customer that any transaction entered into by Adviser on Customer’s behalf was without authority, and (z) any breach by Adviser of any representation, warranty, covenant or agreement contained herein. Notwithstanding the foregoing, Adviser shall not indemnify the BofAML Entities for Costs that are the direct result of the BofAML Entities’ fraud, gross negligence or willful misconduct;

(K) With respect to risk management tools supplied by RiskMetrics (the “RiskMetrics Tools”) received from a BofAML Entity:

1.	if Adviser represents to clients (in Adviser’s Form ADV, if applicable, offering documents or otherwise) that it operates within the scope of the safe harbor provided by Section 28(e) of the Exchange Act, then Adviser is using the RiskMetrics Tools solely to lawfully assist it in its investment decision making process; or

2.	if Adviser is using the RiskMetrics Tools for purposes outside the scope of the safe harbor provided by Section 28(e) of the Exchange Act (e.g., developing reports for marketing presentations), Adviser does not represent to its clients (in Adviser’s Form ADV, if applicable, offering documents or otherwise) that it operates entirely within the scope of the safe harbor provided by Section 28(e) of the Exchange Act;

(L) Each of Adviser’s clients for which it exercises investment discretion, now or hereafter (i) does not presently engage in and will not hereafter engage in, and (ii) will not use the proceeds of any transaction in furtherance of, any Market-Timing Trading Activity. No client of Adviser will use the proceeds of any Transaction to invest knowingly, whether directly or indirectly, in Market-Timing Investment Entities. To the extent that Adviser learns that any of its clients has invested in a Market-Timing Investment Entity, Adviser shall immediately notify Prime Broker of such investment and shall make good faith efforts to divest itself of such investment as soon as reasonably practicable; and

(M) Each of Adviser’s clients for which it exercises investment discretion, is, and at all times will be, in compliance with (i) Investment Company Act Rule 22c-1 in connection with the purchase, sale and exchange of all U.S. mutual funds and (ii) all applicable analogous rules and regulations relating to the timing of purchases, sales and exchanges of non-U.S. mutual funds, non-U.S. unit trusts or analogous non-U.S. investment vehicles.

-15-	US PBA October 1, 2010 – ML Pro

ERISA Annex

This ERISA Annex (this “ERISA Annex”) forms part of and supplements the Agreement. In the event of any inconsistency between any term of this ERISA Annex and the Agreement, this ERISA Annex shall control. All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

All terms, representations, warranties, provisions and agreements set forth in the checked section below are incorporated herein by reference into the Agreement.

Please check the applicable box below. If a box has not been checked the representations, warranties, covenants, agreements and acknowledgements in either Section 1 or Section 2, as applicable, of this ERISA Annex will be deemed made by Customer and Adviser at all times during the relevant period under the circumstances applicable to Customer.

Section 1 : No Plan Assets.

(A.) Customer and Adviser, in its capacity as agent for Customer and in its individual corporate capacity, represent and warrant (which representation and warranty will be deemed to be repeated at all times until the termination of the Agreement) that Customer is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), to which Section 4975 of the Code applies, (C) an entity whose underlying assets include “plan assets” subject to Title I of ERISA or Section 4975 of the Code by reason of Section 3(42) of ERISA, U.S. Department of Labor Regulation 29 CFR Section 2510.3-101 or otherwise, or (iii) a “governmental plan” (as defined in ERISA or the Code) or another type of plan (or an entity whose assets are considered to include the assets of any such governmental or other plan) that is subject to any law, rule or restriction that is substantively similar or of similar effect to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). Customer will provide written notice to the BofAML Entities if it is aware that it is in breach of this representation and warranty or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will be in breach of this representation and warranty.

(B) Customer agrees to indemnify and hold harmless the Indemnified Parties from and against any cost, damage or loss (“Costs”) (including, without limitation, any excise taxes, fines, penalties, interest, profits disgorged, restitution and any related attorneys fees and expenses) incurred by the Indemnified Parties as a result of the representation and warranty in this Section 1 being or becoming untrue or any breach of ERISA, Section 4975 of the Code or Similar Law caused by Customer which exposes the Indemnified Parties to any cost, damage or loss (including, without limitation, any excise taxes, fines, penalties, interest, profits disgorged, restitution and any related attorneys fees and expenses). Notwithstanding the foregoing, Adviser shall not indemnify the BofAML Entities for Costs that are the direct result of the BofAML Entities’ fraud, gross negligence or willful misconduct

Check box if Section 1 applies:	☒

Section 2: Plan Assets.

(A) Customer and Adviser, as agent for Customer and in its individual corporate capacity, each represents and warrants that Customer’s assets constitute “plan assets” of any “employee benefit plan” as defined in and subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) for purposes of ERISA and/or Section 4975 of the Code or constitute “plan assets” of an employee benefit plan or arrangement for purposes of another law, rule or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). As such, each of Customer and Adviser represents, warrants, covenants and agrees (which representations, warranties, covenants and agreements shall be deemed to be repeated by Customer and Adviser at all times until the termination of the Agreement) that:

1. Adviser is an “investment manager” (as defined in Section 3(38) of ERISA) with respect to each investor in Customer subject to ERISA and a fiduciary with respect to each investor in Customer subject to Section 406 of ERISA, Section 4975 of the Code and/or any Similar Law and has full power and authority on behalf of Customer to execute and deliver the Agreement and each Contract, to enter into each transaction covered by a Contract and to cause Customer to perform all its obligations under each Contract;

2. In connection with the negotiation, execution and delivery of the Agreement and each Contract, Adviser is a “qualified professional asset manager” or “QPAM” within the meaning of Part VI of the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14, as amended (the “QPAM Exemption”) and in such capacity has negotiated and approved each Contract and each transaction covered by a Contract;

3. The entering into and performance of each Contract and each transaction covered by a Contract, regardless of when entered into, do not and will not constitute a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code due to the application of the QPAM Exemption or another exemption identified and described to Prime Broker by Customer or Adviser before Customer or Adviser relies on such exemption for purposes of this provision;

4. None of the BofAML Entities is acting as a fiduciary in respect of Customer (including in connection with the exercise of its rights under any Contract) or has any responsibility under the standards governing the conduct of fiduciaries, investment advisers or investment managers, and any information or advice provided by any BofAML Entity under or in connection with any Contract any transaction covered by a Contract does not and will not serve as a primary basis of any investment decision by Customer or Adviser;

5. No Contract or any transaction covered by a Contract will result in a violation of any applicable Similar Law;

6. As of the date of each transaction that Adviser directs on behalf of Customer, and at all times until the termination of the Agreement and each Contract, Customer and Adviser will be in full compliance with Customer’s constituent documents, and the transactions that Adviser directs on behalf of Customer are and will be authorized transactions;

-16-	US PBA October 1, 2010 – ML Pro

7. Customer and Adviser will not regard any assets pledged as collateral by Customer in connection with any transaction or Contract as constituting “plan assets” within the meaning of Title I of ERISA or Section 4975 of the Code;

8. The BofAML Entities may, among other things, sell, pledge, transfer, rehypothecate, assign, invest, use, commingle or otherwise dispose of or use in its business any Collateral pledged to it by Customer. Adviser specifically represents that it considered and authorized the use by the BofAML Entities of any assets held by or on behalf of the BofAML Entities as Collateral pursuant to a pledge by Customer as part of and in the context of negotiating each Contract and each transaction; and

9. Adviser has and will have full authority to manage the assets in the Accounts and sufficient assets of Customer are and shall be available to satisfy Customer’s obligations under each Contract and in connection with each transaction.

(B) Customer and Adviser, as agent for Customer and in its individual corporate capacity, each represents that Section 404(b) of ERISA shall be satisfied with respect to Customer’s assets held with any BofAML entity and Customer and Adviser acknowledge and agree that the BofAML Entities shall have no responsibility for compliance with Section 404(b) of ERISA.

(C) Customer and Adviser acknowledge and agree that if Adviser directs the BofAML Entities to sell securities that are not in the Prime Broker Account, the BofAML Entities are directed to lend securities to the Prime Broker Account. If Adviser buys securities in the Prime Broker Account, the BofAML Entities are directed to exhaust the then-available free funds of the relevant currency held in the Prime Broker Account to purchase the securities, and lend the Prime Broker Account the difference.

(D) Customer and Adviser acknowledge that the BofAML Entities are entering into each Contract and each transaction based on the representations, warranties, covenants and agreements in this ERISA Annex.

(E) Neither Customer nor Adviser will take any action during the term of any Contract that would render any of the representations, warranties, covenants or agreements in this ERISA Annex untrue, incorrect or incomplete, and each of Customer and Adviser will immediately give written notice to the BofAML Entities if either Adviser or Customer is in breach of or that, with the passing of time, giving of notice or expiry of any applicable grace period, either Adviser or Customer will be in breach of, any aspect of any of such representations, warranties, covenants or agreements or that any of such representations, warranties, covenants or agreements are or will be untrue.

(F) Customer and Adviser jointly and severally agree to indemnify and hold harmless the Indemnified Parties from and against any cost, damage or loss (including without limitation any excise taxes, fines, penalties, interest, profits disgorged, restitution, and any related attorneys fees and expenses) incurred by the Indemnified Parties as a result of any of the representations, warranties, covenants or agreements in this ERISA Annex being or becoming untrue or any breach of ERISA, Section 4975 of the Code or Similar Law caused by Adviser or Customer which exposes the Indemnified Parties to any cost, damage or loss (including without limitation any excise taxes, fines, penalties, interest, profits disgorged, restitution, and any related attorneys fees and expenses).

Check box if Section 2 applies:	☐

-17-	US PBA October 1, 2010 – ML Pro